CYTEC INDUSTRIES INC. AND SUBSIDIARIES Exhibit 11(a)

                     Earnings Per Share Computations
        (Millions of Dollars or Shares, except per share amounts)





                                                   Three Months Ended
                                                      June 30, 1996
                                                                 Fully
                                                    Primary      Diluted


Net earnings available for common stockholders          $25.4     $25.4
                                                         ____      ____
                                                         ____      ____
Weighted average number of shares of common stock
outstanding during the period exclusive of
the following:                                           48.0      48.0

Common stock equivalents:
   Restricted stock                                        .3        .3
   Non qualified stock options                            2.0       2.0
                                                         ____      ____
Adjusted weighted average number of shares of
common stock outstanding during the period               50.3      50.3
                                                         ____      ____
                                                         ____      ____

Earnings per share                                      $ .51     $ .51
                                                         ____      ____
                                                         ____      ____

See Note 2 of the Notes to the Consolidated Financial Statements included herein for explanation of earnings per share.

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